EXHIBIT 99.1

News Release:	February 21, 2013
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
2012 Unaudited Preliminary Financial Highlights
2012 Performance Shows Continued Improvement in Financial Condition and Operations
Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the year ended December 31, 2012, reporting $70.8 million of net income, compared to $84.0 million for 2011. As a result of its 2012 income, the Seattle Bank will contribute $7.9 million to its 2013 Affordable Housing Program.
Key drivers of the bank's 2012 operating results included:

•
Significantly lower credit-related losses on other-than-temporarily impaired private-label mortgage-backed securities (MBS). The Seattle Bank recorded $11.1 million of additional credit losses on its private-label MBS in 2012, compared with $91.2 million in 2011.

•
Higher net interest income. Net interest income for 2012 increased by $28.9 million to $125.9 million, compared to $97.0 million for 2011, primarily due to lower funding costs, changes in the bank's investment mix, and a reduction in required allowance for credit losses of $2.9 million in 2012 compared to an increase in required allowance for credit losses of $3.9 million in 2011.

•
Lower gains on net derivatives and hedging activities. Gains on the bank's derivatives and hedging activities, which are reflected in the bank's other non-interest income, declined to $36.8 million from $85.9 million. The decline was primarily due to market-value fluctuations on derivatives hedging a portion of the bank's debt and the maturity of derivative contracts hedging some of the bank's available-for-sale investments.

•	Other. The 2011 operating results included $73.9 million of gains on sale of mortgage loans, with no similar activity in 2012.
"We are pleased with our 2012 performance," said Seattle Bank President and CEO Michael L. Wilson. "We are also gratified that based on the improvements in our business and financial results, we were able to repurchase almost $50 million in excess capital stock from our members in the second half of the year. We still have a ways to go before we can redeem stock and pay dividends, and our operating environment remains challenging, but we are confident in our ability to continue improving our business. As we do, we remain focused on our mission of serving as a reliable source of liquidity and funding for our members.”

Other Financial Information

•	Advances outstanding declined to $9.1 billion as of December 31, 2012, from $11.3 billion as of December 31, 2011, due to overall reduced member demand for wholesale funding and to maturing advances.

•	Total assets declined to $35.4 billion as of December 31, 2012, from $40.2 billion as of December 31, 2011, due to declines in advance, investment, and mortgage loan balances.

•
Accumulated other comprehensive loss improved to $226.5 million as of December 31, 2012, from $610.6 million as of December 31, 2011, primarily due to improvements in the fair values of the bank's other-than-temporarily impaired available-for-sale securities.

•	The Seattle Bank repurchased $48.3 million of excess capital stock in 2012.

Unaudited Selected Financial Data ($ in thousands)

Selected Statements of Condition Data	As of December 31, 2012	As of December 31, 2011
Investments (1)	$25,039,575	$27,369,042
Advances	9,135,243	11,292,319
Mortgage loans held for portfolio, net	1,059,308	1,356,878
Total assets	35,420,617	40,184,467
Consolidated obligations, net	31,914,415	37,255,103
Total capital stock	1,572,267	1,739,677
Retained earnings	228,236	157,438
Accumulated other comprehensive loss	(226,468)	(610,612)
Total capital (2)	1,574,035	1,286,503

	For the Years Ended December 31,
Selected Statements of Income Data	2012	2011
Net interest income before (benefit)/provision for credit losses	$123,001	$100,912
(Benefit)/provision for credit losses	(2,893)	3,924
Net interest income	125,894	96,988
Non-interest income:
Other-than-temporary impairment credit loss	(11,089)	(91,176)
Gain on sale of mortgage loans	—	73,925
Other non-interest income (3)	35,330	80,889
Total other expense	71,471	67,246
Total assessments	7,866	9,338
Net income	70,798	84,042

Selected Performance Measures Used by the Seattle Bank	As of December 31, 2012	As of December 31, 2011
Regulatory capital (4)	$2,986,707	$2,957,882
Risk-based capital surplus (5)	$1,547,112	$866,250
Regulatory capital-to-assets ratio	8.43%	7.36%
Regulatory leverage ratio	12.45%	10.84%
Market value of equity (MVE) to par value of capital stock (PVCS) ratio	95.07%	74.38%
Return on PVCS vs. federal funds rate and one-month London Interbank Offered Rate (LIBOR):
Return on PVCS	2.53%	3.00%
Average annual federal funds rate	0.14%	0.10%
Average annual one-month LIBOR rate	0.24%	0.23%
Core mission activity (CMA) assets to total assets (6)	32.24%	32.76%

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Excludes mandatorily redeemable capital stock, which totaled $1.2 billion and $1.1 billion as of December 31, 2012 and 2011.
(3)
Depending upon activity within the period, may include the following: gain on derivatives and hedging activities, gain on sale of available-for-sale securities, gain on sale of held-to-maturity securities, gain (loss) on financial instruments held under fair value option, loss on early extinguishments of consolidated obligations, service fees, and other non-interest income.

(4)	Includes total capital and mandatorily redeemable capital stock (see footnote 2).
(5)
Defined as the excess of the bank's risk-based capital requirement less permanent capital (which consists of Class B capital stock, including Class B capital stock classified as mandatorily redeemable, and retained earnings).

(6)	Defined as advances, letters of credit, acquired member assets (such as mortgage loans), and certain housing finance agency obligations as a percentage of total assets.

Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the Federal Housing Finance Agency (Finance Agency), effective October 25, 2010 (collectively, with related understandings with the Finance Agency, the Consent Arrangement). The Consent Arrangement clarifies the steps the bank must take to stabilize its business, improve its capital classification, and return to normal operations, including redeeming and paying dividends on its capital stock.
The bank expects to file its 2012 annual report on Form 10-K with the Securities and Exchange Commission on or around March 13, 2013.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable its 338 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.

The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, as well as the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income to affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements as of and for the year ended December 31, 2012, and on which the Seattle Bank's external auditor has not completed its audit. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including those relating to the Consent Arrangement, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, completion of the audit of the bank's financial condition and results of operations as of and for the year ended December 31, 2012, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, shifts in demand for our products and consolidated obligations, regulatory and legislative actions and approvals (including those of the Finance Agency), changes in the bank's membership profile or the withdrawal of one or more large members, business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, the cost-effectiveness of the bank's funding, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.